EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-279890, No. 333-268496 ) on Form S-8, in the registration statements (No. 333-249905, No. 333-240208 and No. 333-173942) on Form S-3, and in the registration statements (No. 333-268496, No. 333-237842, No. 333-196004 and No. 333-194101) on Form S-4 of our reports dated February 28, 2025, with respect to the consolidated financial statements of Provident Financial Services, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 28, 2025